UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Almost Family, Inc.
(Name of Registrant as Specified In Its Charter)

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April 7, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Almost Family, Inc. on May 9, 2011.  The meeting will be held at the Company’s headquarters at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky, at 8:30 a.m. local time.

The official Notice of Annual Meeting, Proxy Statement, and Proxy Card are enclosed with this letter.

Please take the time to read carefully the proposals for stockholder action described in the accompanying proxy materials.  Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly completing, signing and dating your proxy form and returning it in the enclosed envelope.  If you attend the meeting, you may revoke your proxy and vote your shares in person.

Your interest and participation in the affairs of the Company are greatly appreciated.  Thank you for your continued support.

Sincerely,

William B. Yarmuth
Chairman of the Board,
President & CEO

ALMOST FAMILY, INC.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of Almost Family, Inc. (the “Company”), will be held at the Company’s headquarters, 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky, on May 9, 2011, at 8:30 a.m., local time, for the following purposes:

(1)                                  To elect a Board of seven directors to serve until the next annual meeting of stockholders;

(2)                                  To ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2011;

(3)                                  To approve, on an advisory basis, the compensation of the Company’s named executive officers;

(4)                                  To recommend, on an advisory basis, the frequency with which the Company should conduct future shareholder advisory votes on named executive officer compensation; and

(5)                                  To transact such other business as may properly come before the meeting or any adjournments thereof.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice.  Only stockholders of record at the close of business on March 21, 2011, are entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

Louisville, Kentucky	C. Steven Guenthner
April 7, 2011	Secretary

PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED.  IF YOU ARE A REGISTERED HOLDER, YOU MAY CHOOSE TO VOTE YOUR SHARES ONLINE AT HTTPS://WWW.PROXYVOTENOW.COM/AFAM OR BY CALLING 1-866-593-3355.  IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2011:

This proxy statement and our annual report to stockholders are available on our website at http://www.almostfamily.com/stockholdermeeting.php

ALMOST FAMILY, INC.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2011

Introduction

This proxy statement and accompanying proxy are being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Almost Family, Inc., a Delaware corporation (the “Company”), to be voted on at the Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments thereof.  In this proxy statement, references to the “Company,” “we,” “us,” or “our” refer to Almost Family, Inc.  This proxy statement and accompanying proxy are first being mailed to stockholders on or about April 7, 2011.

Date, Time and Place

The Annual Meeting will be held at the Company’s headquarters, at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky, on May 9, 2011, at 8:30 a.m., local time, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting.

Record Date and Voting Securities

The Board has fixed the record date (the “Record Date”) for the Annual Meeting as the close of business on March 21, 2011.  Only holders of record of shares of our common stock, par value $.10 per share, (the “Common Stock”) on the Record Date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.  At the close of business on the Record Date, there were 9,348,664 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote.  There is no cumulative voting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days before the meeting at the Company’s offices located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky.

The presence either in person or by proxy of the holders of a majority of the shares of Common Stock outstanding as of the Record Date will constitute a quorum and is required for the transaction of business at the Annual Meeting.  You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.  To vote by proxy, you can fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.  If you want to vote in person at the Annual Meeting, and you hold your Common Stock through a securities broker (that is, in street name), you must obtain a proxy from your bank, broker or other holder of record and bring that proxy to the Annual Meeting.

Voting of Proxies

Shares of Common Stock represented by properly executed proxies received before the close of voting at the Annual Meeting will be voted as directed by the stockholders, unless revoked as described below.  Under Delaware law, proxies marked as abstentions are not counted as votes cast, but will be considered present and entitled to vote to determine if a quorum exists.  In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast, but will be considered present and entitled to vote to determine if a quorum exists.

If you return a properly executed proxy card without indicating your vote, your shares will be counted as present for purposes of establishing a quorum and your shares will be voted in accordance with the recommendation of the Board as set forth in this proxy statement.

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement.  If any other matters properly come before the Annual Meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Votes Required

The affirmative vote of a plurality of the votes entitled to be cast by the holders of Common Stock present in person or represented by proxy is required to elect each director nominee.  Proxies cannot be voted for a greater number of persons than are named.  Abstentions from voting will have no effect on the election of directors.

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011 (Proposal 2), to approve the advisory vote on executive compensation (Proposal 3), and to approve any other matters that may properly come before the Annual Meeting for shareholder consideration.

With respect to Proposal 4—the advisory vote on whether to hold an advisory vote on executive compensation every one, two or three years—the choice receiving the most FOR votes will be the frequency that has been selected by shareholders.

Abstentions with respect to the election of directors and the frequency vote will have no effect on the outcome of the vote. Abstentions with respect to each of the other Proposals will have the same effect as an AGAINST vote. Abstentions will be counted for the purpose of determining a quorum at the Annual Meeting.

Under rules of the New York Stock Exchange, matters subject to shareholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received voting instructions from the beneficial owner (“Broker Non-Votes”), whereas they may vote those shares in their discretion in the case of any routine matter. Broker Non-Votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the numbers of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Proposals 1, 3 and 4 are non-routine matters, but the ratification of the appointment of the independent registered public accounting firm is a routine matter. Thus, Broker Non-Votes will be counted for the purpose of determining a quorum at the Annual Meeting, but will not affect the outcome of any proposal being voted on at the Annual Meeting. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who also will determine whether a quorum is present.

Revocability of Proxies

A stockholder who completes and returns the proxy that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the Annual Meeting.  A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Company at the Company’s main office address at any time before the Annual Meeting.  Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the Annual Meeting before the close of voting, or by attending the Annual Meeting and voting in person.  You may attend the Annual Meeting even though you have executed a proxy, but your presence at the Annual Meeting will not automatically revoke your proxy.

Solicitation of Proxies

The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation.  Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock, and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.  In addition, the Company may retain an outside proxy solicitation firm to assist the Company in the distribution of proxy materials and solicitation of votes, at an anticipated cost to the Company of approximately $10,000 plus reasonable out-of-pocket expenses incurred by the proxy solicitor in connection with the proxy solicitation services.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected to serve until the next annual meeting of stockholders.  Although it is not anticipated that any of the nominees listed below will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees.

Nominees for Election as Directors

Set forth below is a list of Board members who will stand for re-election at the Annual Meeting, together with their ages, all Company positions and offices each person currently holds and the year in which each person joined the Board.

Name	Age	Position or Office	Director Since
William B. Yarmuth	58	Chairman of the Board, President and Chief Executive Officer	1991
Steven B. Bing	64	Director	1992
Donald G. McClinton	77	Director	1994
Tyree G. Wilburn	58	Director	1996
Jonathan D. Goldberg	59	Director	1997
W. Earl Reed, III	59	Director	2000
Henry M. Altman, Jr.	74	Director	2004

William B. Yarmuth.   Mr. Yarmuth has been a director of the Company since 1991, when the Company acquired National Health Industries, where Mr. Yarmuth was Chairman, President and Chief Executive Officer.  After the acquisition, Mr. Yarmuth became the President and Chief Operating Officer of the Company.  Mr. Yarmuth became Chairman and CEO in 1992.  He was Chairman of the Board, President and Chief Executive Officer of National Health Industries from 1981 to 1991. Mr. Yarmuth brings to the Board extensive experience in the healthcare industry. Also, his intimate knowledge of the Company provides a unique understanding of Company operations to the Board.

Steven B. Bing.  Mr. Bing was elected a director in 1992.  Since 2005, Mr. Bing has served as Senior Vice President Business Development for National Rural Telecommunications Cooperative, a large member owned cooperative in Herndon, Virginia, serving in excess of 1,200 telephone and electric cooperatives across the country.  He is also a director of various closely-held business entities.  From 1999 to 2007, Mr. Bing served with Prosperitas Investment Partners, L.P., a private investment company located in Louisville, Kentucky, most recently as its Chief Operating Officer.  On January 4, 2007, the U.S. District Court for the Western District of Kentucky appointed the U.S. Small Business Administration as Receiver of Prosperitas Investment Partners, L.P.  Mr. Bing brings to the Board operational achievement outside of the healthcare industry.  His business successes provide the Board with business acumen in a diversity of fields.

Donald G. McClinton.  Mr. McClinton was elected a director in 1994.  Mr. McClinton was President and part owner of Skylight Thoroughbred Training Center, Inc., a thoroughbred training center, until 2002, when it was sold.  From 1986 to 1994, Mr. McClinton was co-chairman of Interlock Industries, a privately held conglomerate in the metals and transportation industries. Mr. McClinton has served on the board of directors of Jewish Hospital Healthcare Systems for over 25 years.  Mr. McClinton brings healthcare industry experience and an entrepreneurial spirit to the Board.  His service on the board of directors of a regional healthcare network and his experience as an owner of both a thoroughbred training center and a manufacturing/transportation company provides the Board a broad mixture of success.

Tyree G. Wilburn.  Mr. Wilburn was elected a director in 1996.  Since 2003, Mr. Wilburn has served as Chairman of the Board and Chief Executive Officer of Merit Health Systems, LLC,

a private hospital management company.  He was a private investor from 1996 to 2002.  From 1992 to 1996, Mr. Wilburn was Chief Development Officer of Community Health Systems, Inc. (NYSE:CYH), and, most recently, Executive Vice President and Chief Financial and Development Officer and CEO-elect. He led the go-private sale of Community Health in 1996 to Forstmann Little.  From 1974 to 1992, Mr. Wilburn was with Humana Inc. where he held senior and executive positions in mergers and acquisitions, finance, planning, hospital operations, audit and investor relations.  He is also a director of several private companies.  Mr. Wilburn brings to the Board a thorough understanding of the healthcare industry outside of the Company.  His experience in all facets of hospital management gives the Company knowledge of various other aspects of our customer’s needs and our competitive environment.

Jonathan D. Goldberg.  Mr. Goldberg was elected a director in 1997.  Mr. Goldberg is the managing partner of the law firm of Goldberg and Simpson in Louisville, Kentucky, and has served in that capacity since 1991.  Mr. Goldberg’s legal background brings a different perspective to the Board.  His expertise in labor, employment and business law provides the Board important regulatory and governance experience.

W. Earl Reed, III.  Mr. Reed was elected a director in 2000.  Currently, Mr. Reed is President and Chief Executive Officer of Springstone, Inc., a private equity sponsored owner operator of psychiatric hospitals.  From 1998 to 2010, Mr. Reed served as Chief Executive Officer of The Allegro Group, a healthcare financial advisory that advises public and private healthcare organizations including providing interim management services.  From August 2005 to September 2007, Mr. Reed served as Chief Executive Officer and Chairman of the Board of LifeCare Holdings, Inc., a privately owned operator of 18 long-term hospitals.  Mr. Reed brings financial experience to the Board, particularly in the healthcare industry.  Also, his leadership experience in the healthcare field adds depth to the Board’s understanding of our industry

Henry M. Altman, Jr.  Mr. Altman was elected a director in 2004.  Mr. Altman retired in 2002 following over 40 years of experience in public accounting, most recently as the president and managing director of Deming, Malone, Livesay & Ostroff CPA firm.  He is currently the owner of Altman Consulting, an independent business consulting firm.  Mr. Altman currently serves on the boards of Jewish Hospital & St. Mary’s Healthcare, The Cardiovascular Innovation Institute and The Community Foundation of Louisville of which he is Chair.  In 2001, Mr. Altman was presented with the inaugural Kentucky Hospital Association Health Care Governance Award. Mr. Altman brings healthcare industry financial and governance experience to the Board.  As a member of the boards of directors of several healthcare industry organizations, Mr. Altman provides insight into the inter-workings of the industry as a whole.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR OF THE COMPANY.

Meetings of the Board of Directors

The Board met on 7 occasions during the year ended December 31, 2010.  Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his period of service.  In addition, all members of the Board are expected to attend the Annual Meeting and did so in 2010.

Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  All members of these committees are “independent” as defined in rules and listing standards applicable to the Company.

Audit Committee.  As described in its charter, the principal duties of the Audit Committee include appointing the Company’s independent auditors, reviewing the scope of the audit, reviewing the corporate accounting practices and policies with the independent auditors, reviewing with the independent auditors their final report, reviewing with independent auditors overall accounting and financial controls and consulting with the independent auditors.  The Audit Committee is also responsible for the review and approval of all related-party transactions required to be disclosed under the rules of the Securities and Exchange Commission; the Company is not currently a party to any such transactions. A copy of the Audit Committee charter is available in its entirety on the Company’s website, www.almostfamily.com.  All of the members of the Audit Committee are “independent,” as that term is defined in the applicable rules for companies traded on The NASDAQ Global Select Market and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the Securities and Exchange Commission.  The members of the Audit Committee are Messrs. Altman, Goldberg, Reed (Chair), and Wilburn.  The Board has designated Mr. Reed as the “audit committee financial expert” within the meaning of the SEC rules.  The Audit Committee held 4 meetings during 2010.

Compensation Committee.  The principal duties of the Compensation Committee are to review the compensation of directors and officers of the Company and to prepare recommendations and periodic reports to the Board concerning such matters.  The Compensation Committee also administers the Company’s employee stock incentive plans.  The Compensation Committee does not have a written charter.  The Compensation Committee makes all compensation decisions regarding the top three Named Executive Officers but has typically delegated to the CEO, subject to the committee’s review, compensation decisions regarding the remaining Named Executive Officers.  During 2008 and 2009, the Committee engaged, on behalf of the Company, Mercer Human Resources Consulting to assist management and the Committee in evaluating the Company’s executive compensation program; during 2010, the Committee engaged Pearl Meyer & Partners for similar purposes.  All of the members of the Compensation Committee are “independent,” as that term is defined in the applicable rules for companies traded on The NASDAQ Global Select Market and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the Securities and Exchange Commission.  The members of the Compensation Committee are Messrs. Altman, Bing, Goldberg (Chair), McClinton, Reed, and Wilburn.  The Compensation Committee held 4 meetings during 2010.

Nominating and Corporate Governance Committee.  The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which charter sets forth the functions and responsibilities of the Nominating and Corporate Governance Committee.  A copy of the Nominating and Corporate Governance Committee charter is available in its entirety on the Company’s website, www.almostfamily.com.  As described in its charter, the Nominating and Corporate Governance Committee exercises general oversight with respect to the governance of the Board, including with respect to the identification and recommendation to the Board of proposed nominees for election to the Board.  All of the members of the Nominating and Corporate Governance Committee are “independent,” as that term is defined in the applicable rules for companies traded on The NASDAQ Global Select Market and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the Securities and Exchange Commission.  The members of the Nominating and Corporate Governance Committee are Messrs. Bing, Goldberg (Chair), and Wilburn.  The Nominating and Corporate Governance Committee held 1 meeting during 2010.

Policy Regarding Consideration of Candidates for Director

Stockholder Nominees

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director nominees at the 2011 annual meeting if stockholders comply with the requirements of the Company’s by-laws; a copy of the relevant section of the by-laws may be obtained from the Company’s Secretary.  To be considered timely for the 2011 annual meeting, stockholders should submit nominations, if any, not less than 30 days before the 2011 annual meeting, to the Company’s Corporate Secretary, at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223.  Stockholder nominations should include, among other items, the name, age, business address and residence address of the nominee, the principal occupation or employment of the nominee, the class and number of shares of Common Stock which are beneficially owned by the nominee on the date such nomination is submitted, any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934.  The stockholder nominating such nominee should also include the name and address of such stockholder and any other stockholders known by such stockholder to be supporting such nominee as they appear on the Company’s books along with the class and number of shares of Common Stock which are beneficially owned on the date of the nomination by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee.

Director Qualifications

The Nominating and Corporate Governance Committee seeks to ensure that the majority of directors qualify as “independent,” as that term is defined in the applicable rules for companies traded on The NASDAQ Global Select Market and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the Securities and Exchange Commission.  The Nominating and Corporate Governance Committee will review with the Board the requisite skills and characteristics for potential nominees.  In addition to board skill needs, this assessment will include the nominee’s qualification as “independent” as well as the nominee’s integrity, business acumen, experience, commitment, diligence, conflicts of interest and ability to act in the interests of all stockholders. While the Board does not prescribe diversity standards, as a matter of practice, it seeks nominees with a broad diversity of experience, professions, skills, and backgrounds.

The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interest of the Company and its stockholders.  Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The manner in which the Nominating and Corporate Governance Committee evaluates a potential nominee will not differ based on whether the nominee is recommended by a stockholder of the Company.

The Company does not pay a third party fee to assist in identifying and evaluating nominees, but the Company does not preclude the potential for using such services if needed as may be determined at the discretion of the Nominating and Corporate Governance Committee.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its chief executive officer, chief financial officer, chief accounting officer and any person performing similar functions. The Company has made the Code of Ethics available on its website at www.almostfamily.com and will post any waivers to the Code of Ethics on the website.

Board Leadership Structure

The Board of Directors believes that Mr. Yarmuth’s service as both Chairman of the Board and CEO is in the best interest of the Company and its stockholders.  Mr. Yarmuth possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board does not have a lead independent director.

This combined role strengthens Mr. Yarmuth’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors.  Additionally, it enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders and employees, particularly during times of turbulent economic and industry conditions.

Board’s Role in Risk Oversight

The Board as a whole has responsibility for risk oversight.  The oversight responsibility of the Board is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.  These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance, health, safety and environment, political, and reputational risks.

Further, the Audit Committee is specifically charged with the responsibility of meeting periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.  The Audit Committee also reviews with the Company’s legal counsel matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.  The role of the Compensation Committee in risk management is set forth in the Compensation Discussion and Analysis.

Finally, the Board believes that the Company’s combined Chairman/CEO leadership structure strengthens the Chairman/CEO’s ability to provide insight and direction with regard to the Board’s risk oversight function.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITOR

Pursuant to prior authorization of the Company’s Board, the Audit Committee has appointed the firm of Ernst & Young LLP to serve as the independent public accountants to audit the financial statements of the Company for the year ended December 31, 2011.  Accordingly, a resolution will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP.  If the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider such appointment.  Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.  One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions, as appropriate.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934 entitle our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s rules.

As described in detail in this proxy statement under the headings “Executive Compensation” and “Compensation Discussion and Analysis,” our executive compensation programs are designed to (1) motivate and retain executive officers, (2) reward the achievement of short-term and long-term performance goals, (3) establish an appropriate relationship between executive pay and short-term and long-term performance and (4) align executive officers’ interests with those of the Company’s stockholders.  Under these programs, our executive officers are rewarded for the achievement of specific financial operating goals established by the Compensation Committee and the realization of increased stockholder value. Please read the referenced sections for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

We are asking our shareholders to indicate their support for our named executive officer compensation as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4:  ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also holding a non-binding advisory vote by shareholders on the frequency with which shareholders would have an opportunity to hold an advisory vote on our executive compensation program.  We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934.  We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining.  For the reasons described below, we recommend that our shareholders select a frequency of two years.

While our executive compensation program is designed to support long-term value creation, in recent years we have conducted in-depth reviews of our executive compensation with outside consultants every two years.  Accordingly, a vote every two years will coincide with this more detailed review and an every two-year vote will allow for the highest level of accountability and direct communication between the Company and its shareholders.  We therefore recommend that our shareholders select “Two Years” when voting on the frequency of advisory votes on executive compensation.  Although the advisory vote is non-binding, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of future advisory votes on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency of the advisory note on executive compensation that has been selected by shareholders.  However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A TWO-YEAR FREQUENCY FOR HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

STOCK OWNERSHIP INFORMATION

The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Company’s Common Stock of (i) the Named Executive Officers, as defined herein, (ii) each director or nominee for director of the Company, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.  The Company has no shares of Preferred Stock outstanding.

Shares of Common Stock Beneficially Owned (1)

Directors and Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Class

William B. Yarmuth	574,944	(2)	6.1%
C. Steven Guenthner	177,907	(3)	1.9%
Steven B. Bing	11,939	(4)	*
Donald G. McClinton	68,953	(5)	*
Tyree G. Wilburn	35,259	(6)	*
Jonathan D. Goldberg	101,551	(7)	1.1%
W. Earl Reed, III	135,813	(8)	1.5%
Henry M. Altman, Jr.	28,759	(9)	*
Patrick T. Lyles	91,226	(10)	1.0%
Anne T. Liechty	24,026	(11)	*
Nancy Ralston	13,101	(12)	*
Directors and Executive Officers as a Group (12 persons)	1,280,896	(13)	13.9%

5% Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
William B. Yarmuth	574,944	(2)	6.1%
FMR, LLC	500,000	(14)	5.4%
Blackrock, Inc.	658,082	(15)	7.1%
Royce & Associates, LLC	1,014,785	(16)	10.9%

* Represents less than 1% of class.

(1)

Based upon information furnished to the Company by the named persons, information contained in filings with the Securities and Exchange Commission (the “Commission”), and on the 9,348,664 shares of common stock issued and outstanding as of the Record Date. Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days, and such shares are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. Unless otherwise indicated, the named person has the sole voting and investment power with respect to the number of shares of Common Stock set forth opposite such person’s name.

(2)

Includes 5,924 shares as to which Mr. Yarmuth shares voting and investment power pursuant to a family trust and 52,450 shares subject to currently exercisable options. Mr. Yarmuth’s business address is 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223.

(3)	Includes 24,825 shares subject to currently exercisable options.

(4)	Includes 7,500 shares subject to currently exercisable options.

(5)	Includes 7,500 shares subject to currently exercisable options.

(6)	Includes 7,500 shares subject to currently exercisable options.

(7)

Includes 7,500 shares subject to currently exercisable options, and includes 2,000 shares held by spouse’s self-directed 401(k) plan over which Mr. Goldberg disclaims any beneficial interest. 31,100 shares of common stock have been pledged as loan security.

(8)	Includes 4,125 shares subject to currently exercisable options.

(9)	Includes 15,500 shares subject to currently exercisable options.

(10)	Includes 15,125 shares subject to currently exercisable options.

(11)	Includes 8,825 shares subject to currently exercisable options.

(12)	Includes 2,325 shares subject to currently exercisable options.

(13)	Includes currently exercisable options held by all directors and executive officers as a group to purchase 163,400 shares of Common Stock.

(14)

The information concerning FMR, LLC (“FMR”) is based solely upon a Schedule 13G filed with the SEC on February 14, 2011, with respect to beneficial ownership as of December 31, 2010. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. FMR, in its capacity as investment adviser, may be deemed to beneficially own 500,000 shares which are held of record by the Fidelity Low-Priced Stock Fund.

(15)

The information concerning BlackRock, Inc. (“BlackRock”) is based solely upon a Schedule 13G filed with the SEC on February 3, 2011, with respect to beneficial ownership as of December 31, 2010. The address of BlackRock is 40 East 52nd Street, New York, NY 10022. BlackRock reported beneficial ownership of the shares as the parent holding company of the following subsidiaries: BlackRock Japan Co., Ltd., BlackRock Advisors LLC, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, and BlackRock Investment Management, LLC.

(16)

The information concerning Royce & Associates, LLC (“Royce”) is based solely upon a Schedule 13G filed with the SEC on January 11, 2011, with respect to beneficial ownership as of December 31, 2010. The address of Royce is 745 Fifth Avenue, New York, New York 10151. Royce, in its capacity as investment adviser, may be deemed to beneficially own 1,014,785 shares which are held of record by clients of Royce.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Named Executive Officers, as defined herein.

Name	Age	Position or Office

William B. Yarmuth	58	Chairman of the Board, President and Chief Executive Officer
C. Steven Guenthner	50	Senior Vice President and Chief Financial Officer
P. Todd Lyles	49	Senior Vice President — Administration
Anne T. Liechty	58	Senior Vice President — VN Operations
Nancy G. Ralston	51	Vice President — VN Operations

Executive officers of the Company are elected by the Board of Directors for one year and serve at the pleasure of the Board of Directors with the exception of William B. Yarmuth who has an employment agreement with the Company. There are no family relationships between any director or executive officer.

William B. Yarmuth.  Mr. Yarmuth has been a director of the Company since 1991, when the Company acquired National Health Industries (National”), where Mr. Yarmuth was Chairman, President and Chief Executive Officer. After the acquisition, Mr. Yarmuth became the President and Chief Operating Officer of the Company. Mr. Yarmuth became Chairman and CEO in 1992. He was Chairman of the Board, President and Chief Executive Officer of National from 1981 to 1991.

C. Steven Guenthner.  Mr. Guenthner has been Senior Vice President and Chief Financial Officer of the Company since 1992. From 1983 through 1992 Mr. Guenthner was employed as a C.P.A. with Arthur Andersen LLP. Before joining the Company, he served as a Senior Manager in the firm’s Accounting and Audit division specializing in mergers and acquisitions, public companies and the healthcare industry.

P. Todd Lyles.   Mr. Lyles joined the Company as Senior Vice President Planning and Development in 1997 and now serves as Senior Vice President - Administration. Before joining the Company Mr. Lyles was Vice President Development for the Kentucky Division of Columbia/HCA, a position he had held since 1993. Mr. Lyles experience also includes 8 years with Humana Inc. in various financial and hospital management positions.

Anne T. Liechty.  Ms. Liechty became Senior Vice President - VN Operations in 2001. Ms. Liechty has been employed by the Company since 1986 in various capacities including Vice President of Operations for the Company’s VN segment and its Product segment.

Nancy G. Ralston.  Ms. Ralston joined the Company in March of 2008 as Vice President— VN Operations in North Central Florida.  Prior to joining Almost Family she was ownership partner and CEO of Apex Home Healthcare Services and its subsidiary companies since 2005.  Combined, she has over 13 years of home healthcare management and business development experience including multiple startup operations throughout Florida.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation earned for the time periods presented by:  (1) the President and Chief Executive Officer, (2) the Chief Financial Officer, and (3) each of the three other most highly compensated executive officers of the Company during 2010 who were serving at December 31, 2010 (collectively, the “Named Executive Officers”).

Summary Compensation Table

					Non-Equity	All
			Stock	Option	Incentive Plan	Other
Name and Principal Position	Year	Salary ($)	Awards ($)	Awards ($)	Compensation ($)	Compensation($)(1)	Total ($)

William B. Yarmuth	2010	529,000	—	—	704,000	—	1,233,000
Chairman of the Board, President & CEO	2009	529,000	516,647	326,256	714,150	759	2,086,812
	2008	423,946	166,350	182,160	515,000	1,099	1,288,555

C. Steven Guenthner,	2010	300,000	—	—	315,000	—	615,000
Sr. Vice President Secretary/Treasurer &CFO	2009	300,000	237,418	173,680	315,000	—	1,026,098
	2008	242,216	66,540	68,310	250,000	—	627,066

Patrick T. Lyles	2010	235,000	—	—	214,000	—	449,000
Senior Vice President	2009	235,000	142,101	100,207	176,250	—	653,558
Administration	2008	217,879	44,360	45,540	190,000	—	497,779

Anne T. Liechty	2010	230,000	—	—	314,000	1,801	545,801
Senior Vice President	2009	210,000	99,433	67,972	210,000	1,954	589,359
Visiting Nurse Operations	2008	187,500	22,180	27,324	150,000	2,359	389,363

Nancy G. Ralston	2010	180,000	—	—	121,000	1,467	302,467
Vice President
Visiting Nurse Operations

(1)          These amounts represent the Company matching contribution to the 401(k) plan on behalf of the officer.

The Company has adopted the Monte Carlo option valuation pricing model.  This lattice model places greater emphasis on market evidence and predicts more realistic results, because it considers open form information including volatility, employee exercise behaviors and turnover.

There were no equity awards granted to the Named Executive Officers in 2010.

The following table provides information on the outstanding equity awards as of December 31, 2010, for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

William B. Yarmuth	22,500	(2)	7,500	19.40	02/11/17	—	—
	10,000	(3)	10,000	22.18	03/06/18	7,500	288,150
	2,600	(4)	7,800	33.27	02/08/19	6,000	230,520
	2,250	(5)	6,750	40.13	12/13/19	7,900	303,518

C. Steven Guenthner	11,250	(2)	3,750	19.40	02/11/17	—	—
	3,750	(3)	3,750	22.18	03/06/18	3,000	115,260
	1,725	(4)	5,175	33.27	02/08/19	4,000	153,680
	750	(5)	2,250	40.13	12/13/19	2,600	99,892

Patrick T. Lyles	20,000	(1)	—	2.13	02/04/11	—	—
	6,750	(2)	2,250	19.40	02/11/17	—	—
	2,500	(3)	2,500	22.18	03/06/18	2,000	76,840
	925	(4)	2,775	33.27	02/08/19	2,100	80,682
	525	(5)	1,575	40.13	12/13/19	1,800	69,156

Anne T. Liechty	3,750	(2)	1,250	19.40	02/11/17	—	—
	1,500	(3)	1,500	22.18	03/06/18	1,000	38,420
	575	(4)	1,725	33.27	02/08/19	1,300	49,946
	425	(5)	1,275	40.13	12/13/19	1,400	53,788

Nancy G. Ralston	1,250	(3)	1,250	24.94	06/16/18	1,000	38,420
	400	(4)	1,200	33.27	02/08/19	1,000	38,420
	275	(5)	825	40.13	12/13/19	900	34,578

(1)                                               Options granted pursuant to the Company’s Amended and Restated 2000 Stock Option Plan.  On the effective date of the January 2007 2-for-1 stock split the number of shares was multiplied by two and the exercise price was divided by two.  Information is presented as adjusted for the 2-for-1 stock split.  Options vest over 3 years and were fully vested on 2/5/2004.

(2)                                               Options granted pursuant to the Company’s Amended and Restated 2000 Stock Option Plan.  Options vest ratably over 4 years and were fully vested on 2/12/2011.

(3)                                               Options and restricted stock were granted pursuant to the Company’s 2007 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and will be fully vested on 3/07/2012 or 6/17/12, as applicable. Restricted stock vests on the third anniversary of the grant date.

(4)                                               Options and restricted stock were granted pursuant to the Company’s 2007 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and will be fully vested on 2/9/2013. Restricted stock vests on the third anniversary of the grant date.

(5)                                               Options and restricted stock were granted pursuant to the Company’s 2007 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and will be fully vested on 12/14/2013. Restricted stock vests on the third anniversary of the grant date.

The following table provides information on options exercised and stocked vested as of December 31, 2010, for the Named Executive Officers.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William B. Yarmuth	—	—	—	—
C. Steven Guenthner	33,014	$1,282,429	—	—
Patrick T. Lyles	—	—	—	—
Anne T. Liechty	—	—	—	—
Nancy G. Ralston	—	—	—	—

Potential Payments Under Termination or Change in Control of the Company

The Company has a year-to-year employment agreement with William B. Yarmuth, its Chairman of the Board, President and Chief Executive Officer.  The agreement had an initial term of two years and provides that it will automatically be renewed for successive one-year terms.  Either the Company or Mr. Yarmuth may terminate the agreement as of the last day of any renewal term by giving at least 60 days’ prior written notice of termination.  In addition, the Company may by decision of the Board of Directors terminate the agreement at any time by written notice to Mr. Yarmuth.  Mr. Yarmuth is entitled to certain payments upon termination of employment with the Company.  If Mr. Yarmuth’s employment is terminated under either provision stated above, he would be entitled to a payment equal to two times the base salary earned by him during the preceding twelve months, payable within 30 days following termination.  As of December 31, 2010, this amount would have been $1,078,346.  If Mr. Yarmuth’s employment is terminated by reason of his death or disability, he would be entitled to an amount equal to the excess of (i) 200% of his base salary over (ii) the present value of the disability payments to be received by him under any disability insurance policy maintained and paid for by the Company, if any, during the first two years in which such payments are to be received.  This amount is payable within 90 days following the date of his death or disability.  As of January 1, 2009, the employment agreement was amended to provide that payments upon termination (including following a change in control as described below) will not be made until Mr. Yarmuth has terminated employment within the meaning of the Internal Revenue Code Section 409A, and that to the extent payments are not exempt from 409A and are triggered by termination, payments will be delayed for six months following termination as required by Code Section 409A.

Following a “change of control,” as defined in the employment agreement, if Mr. Yarmuth’s employment with the Company is terminated for any reason (including cause, as defined) other than death or disability, he would be entitled to 290% of the base salary and bonus  payments paid to him during the one-year period immediately preceding termination.  This payment would be in a lump sum on the date of termination.   As of December 31, 2010, this amount would have been $3,605,202.  For purposes of the agreement, a “change of control” includes (i) any person’s acquisition of 50% or more of the Company’s common stock, (ii) 75% or more of the Company’s directors being replaced, unless the current directors approved of the replacements, and (iii) stockholder approval of a merger or consolidation of the Company or its complete liquidation.  If any of the above payments would be subject to excise taxes, then Mr. Yarmuth would be entitled to receive a payment for the purpose of assuring that he receives all compensation to which the excise tax applies absolutely net of the excise tax.

The agreement includes a covenant not to compete that prohibits Mr. Yarmuth from  competing with the Company within any county of any state in which the Company was at the time of termination conducting business or had a bona fide plan to begin conducting business.

No other Named Executive Officer has termination or change in control arrangements.

Directors’ Compensation

The following table summarizes compensation paid to non-employee directors for 2010. Mr. Yarmuth is the only employee director and he does not receive any additional compensation for his service on the board of directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven B. Bing	39,500	160,584	—	—	—	—	200,084
Donald G. McClinton	39,500	160,584	—	—	—	—	200,084
Tyree G. Wilburn	49,500	160,584	—	—	—	—	210,084
Jonathan D. Goldberg	55,875	160,584	—	—	—	—	216,459
W. Earl Reed, III	54,250	160,584	—	—	—	—	214,834
Henry M. Altman, Jr.	49,500	160,584	—	—	—	—	210,084

(1)                   As of December 31, 2010, each non-employee director held 3,759 unvested shares of restricted stock.

(2)                At December 31, 2010, the aggregate number of option awards outstanding held by each director was as follows: Mr. Bing: 7,500; Mr. McClinton: 7,500; Mr. Wilburn: 7,500; Mr. Goldberg: 7,500; Mr. Reed: 4,125; and Mr. Altman: 15,500.

The Stock Awards and Option Awards reflect the grant date fair value, in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation for awards pursuant to the Company’s equity incentive program  Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2010 are included in Footnote 1 “Summary of Significant Accounting Policies — Stock-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2011.

The Company cautions that the amounts reported in the Director Compensation Table for these awards may not represent the amounts that the directors will actually realize from the awards.  Whether, and to what extent, a director realizes value will depend on the Company’s actual operating performance, stock price fluctuations and the director’s continued service.

The Company has a Non-Employee Directors Deferred Compensation Plan which allows directors to elect to receive fees for Board services in the form of shares of the Company’s common stock.  The Plan authorized 200,000 shares for such use.  As of December 31, 2010, 94,440 shares have been allocated in deferred accounts, 35,262 have been issued to previous directors.  The plan was terminated as of February 22, 2010.  Allocated shares were issued to directors on February 23, 2011.  Directors’ fees were expensed as incurred whether paid in cash or deferred into the Plan.

The Company has targeted cash compensation between the 25th and 50th percentile of the peer group for the non-employee directors.  For 2010, non-employee directors received cash compensation according to the following table:

Annual Retainer	$25,000
Chair of audit committee additional retainer	$14,000
Chair of compensation committee additional retainer	$7,750
Non-chair audit committee member additional retainer	$5,000
Meeting fee per board meeting attended	$1,500
Meeting fee per committee meeting attended	$1,000

The Company also reimburses directors for the reasonable expenses they incur to attend board of directors, board committee and stockholder meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board is comprised of Messrs. Altman, Bing, Goldberg (chair), McClinton, Reed and Wilburn, each a non-employee director of the Company.  None of our executive officers serves on the Compensation Committee or board of directors of any other company of which any members of our Compensation Committee or any of our directors is an executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s executive compensation program is designed to (1) motivate and retain executive officers, (2) reward the achievement of short-term and long-term performance goals, (3) establish an appropriate relationship between executive pay and short-term and long-term performance and (4) align executive officers’ interests with those of the Company’s stockholders. The primary elements of the Company’s compensation program are base salary, annual cash incentive awards and equity-based compensation. The Company believes that each element supports one or more of the objectives of the Company’s compensation program and provides sufficient flexibility to the Compensation Committee (the “Committee”) to structure future awards to address new issues and challenges facing the Company. The Company’s executive compensation program attempts to target total direct compensation for the Named Executive Officers (as defined herein) between the 50 th and 75 th percentiles of the healthcare industry, depending upon the individual performance of the Named Executive Officer, the officer’s level of responsibility, and the performance of the Company.  The Company believes that this range of compensation allows it to attract and retain qualified and experienced healthcare executives.

Performance Measures

The primary elements of the Company’s executive compensation program are designed to promote the achievement of financial operating goals established by the Committee and to increase stockholder value. The Company uses a cash incentive plan providing annual short-term incentives for achievement of goals. These plans provide certain of the Named Executive Officers with the opportunity to earn cash awards for achieving financial operating goals primarily related to targeted levels of earnings per share. The Company believes that this measure is generally used by investors to value the Company’s Common Stock.

The equity-based component of the Company’s executive compensation program is designed to incentivize the Named Executive Officers to increase the value of the Company’s Common Stock. As such, equity-based compensation directly links the total direct compensation of the Named Executive Officers to stock price appreciation and increases in stockholder value.

The Executive Compensation Process

The Committee is comprised of six directors, each of whom is independent as defined under the NASDAQ Global Select Market listing standards and qualifies as an outside director within the meaning of Section 162(m) of the Code and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Committee meets periodically to review and oversee the Company’s executive compensation program. The Committee makes all compensation decisions regarding the top three Named Executive Officers but has typically delegated to the CEO subject to the Committee’s review, compensation decisions regarding the remaining Named Executive Officers. On an annual basis, the Committee reviews base salaries and incentive compensation targets for the Named Executive Officers for the upcoming fiscal year. The Committee also determines whether performance targets under each of the cash incentive plans were achieved for the prior fiscal year.

During 2006 and again in December 2008, the Committee engaged Mercer Human Resources Consulting (“Mercer”), a global human resources consulting firm, to assist the Committee in a comprehensive evaluation of the Company’s executive compensation program. Mercer assisted the Committee by reviewing the Company’s executive compensation strategy and providing compensation benchmarks to the Committee for each Named Executive Officer, including comparisons of base salary, cash incentives and equity-based compensation. Mercer also provided the Committee with other relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers.  The Committee has also consulted Mercer from time to time on a more limited basis as to any significant changes in compensation practices.  In 2010, the Committee also engaged the compensation consultant, Pearl Meyer & Partners for similar purposes.

The Committee made no grants of equity-based awards to the Named Executive Officers from 2002 through 2006 although the Committee has made grants of equity-based awards in 2007, 2008 and 2009. The Committee currently plans to consider additional grants on an annual basis in conjunction with its review and approval of annual salaries, short-term cash incentives and financial operating goals. The Committee may grant equity-based awards on a periodic basis, particularly in connection with promotions, exceptional performance or changes in a Named Executive Officer’s level of responsibility. In 2009, the Committee made its annual grants in February 2009 in accordance with past practice.  In December 2009, the Committee determined to make additional awards so that the equity-based incentives would be in place at the beginning of 2010.  No grants were made in 2010.

During its comprehensive review in 2008, the Committee compared each element of compensation for the Named Executive Officers against a peer group of companies in the healthcare industry. The Company used the following companies for compensation benchmarking purposes: 1) its publicly reported industry peer group: Amedisys, Inc., Gentiva Health Services, Inc.,  LHC Group Inc., and 2) a health care industry survey group compiled by Mercer so that market conditions could also be appropriately considered. These peer groups may be periodically reviewed and updated by the Committee based upon recommendations from compensation consultants. The Committee believes these peer companies have competed for executives with similar talents and expertise to those of the Named Executive Officers.

Components of Executive Compensation

The Company’s executive compensation program uses the following elements to structure the total direct compensation for the Named Executive Officers:

•                                          base salary;

•                                          annual cash incentives; and

•                                          equity-based incentive compensation.

The Company believes that the combination of these elements enables the Committee to award competitive total direct compensation between the 50th and 75th percentiles in the healthcare industry.

The Committee does not have a pre-established policy for the allocation between fixed compensation, such as base salary, and variable or “at risk” compensation, such as short-term cash incentives and equity. However, the Committee places a significant portion of total direct compensation for the Named Executive Officers at risk. At risk compensation under the Company’s cash incentive plans incentivizes the Named Executive Officers to reach or exceed desired financial operating goals. Moreover, at risk compensation under the Company’s equity incentive plans incentivizes the Named Executive Officers since the full benefit of equity-based compensation cannot be realized unless the Named Executive Officers are able to grow the value of the Common Stock over several years.

Base Salary

Base salaries are provided to the Named Executive Officers to compensate them for their services performed during the year. As part of its 2008 analysis, the Committee considered salary comparisons prepared by Mercer to determine if base salaries for the Named Executive Officers were competitive with similarly situated executives in the peer group and the healthcare industry generally. The Committee then undertook to generally structure base salaries to be in the range of the 50th to 75th percentile of its peer group, with the intent to move base salary closer to the 75th percentile of the peer group.

In setting the base salaries for 2010, the Committee approved the recommendation of Mr. Yarmuth that due to the remaining uncertainty in December 2009 about the completion of health care reform legislation and its potential impact on Medicare reimbursement, the Company would not award across the board base pay increases.  Due to outstanding performance, the Compensation Committee did increase Ms. Liechty’s annual base pay by $20,000.  While certain aspects of performance of the Named Executive Officers can be measured in financial operating metrics, the Committee and Mr. Yarmuth also evaluate the Named Executive Officers in other performance areas that are more subjective. These areas include the success of the Named Executive Officer in developing and executing the Company’s strategic objectives, capitalizing on growth opportunities, addressing significant challenges affecting the Company, developing key employees and exercising leadership.

Cash Incentives

Under the Company’s executive compensation program, a significant portion of total cash compensation for the Named Executive Officers is subject to the attainment of measurable financial operating goals. This approach creates a direct incentive for the Named Executive Officers to achieve pre-established performance objectives and places a significant percentage of each Named Executive Officer’s total direct compensation at risk.

The Company maintains an annual cash incentive plan under which the Committee establishes annual financial operating goals for the Company’s key employees, including the Named Executive Officers. For 2010, if the targeted level of earnings per share of $3.20 were achieved, the Committee would award a target bonus amount to Messrs. Yarmuth, Guenthner and Lyles based on a targeted percentage of their base salary. If earnings per share of $2.90 were achieved, the Committee would award a bonus equal to 50% of the target bonus amount. If earnings per share of $3.40 or greater were achieved, the Committee would award a bonus equal to 150% of the target bonus amount.  With respect to Ms. Liechty and Ms. Ralston, the targeted level of earnings is based upon the income earned with respect to their specific geographical areas of responsibility within the visiting nurse segment.  The target bonus amounts as a percent of base salary for 2010 for these persons were based upon their respective levels of management responsibility and the recommendations in the 2008 Mercer analysis. Due to the Committee’s decision to not award increases in base salary for 2010 in light of legislative uncertainty, however, in December 2009 the Committee increased by 5% the target bonus amounts of all five Named Executive Officers except for Mr. Lyles, whose target amount was increased from 50% to 65% in line with the bonus payment amounts for Ms. Liechty and Ms. Ralston.  The target bonus amounts as a percent of base salary were as follows: Mr. Yarmuth - 95%; Mr. Guenthner - 75%; and Mr. Lyles, Ms. Liechty and Ms. Ralston - 65%.

The awards under these cash incentive plans are formulaic, based upon the achievement of financial operating goals established by the Committee. Nevertheless, the Committee retains the discretion to increase or decrease cash incentive awards for unforeseen events or circumstances, including restatements to the Company’s financial statements.  In establishing the amounts of the cash incentive plan awards actually awarded for 2010, the Committee considered that with respect to Messrs. Yarmuth, Guenthner and Lyles, the Company had actually exceeded the net income per share target by $0.08 after accrual of the bonus provision at the maximum level.  With respect to Ms. Liechty, the targeted level of earnings was exceeded by the maximum 150%; with respect to Ms. Ralston, 92% of the targeted level of earnings was achieved.

In accordance with the discretion retained by the Committee to consider unforeseen events or circumstances, the Committee then considered that in November 2010, the Centers for Medicare and Medicaid Services released the final revisions to home health reimbursement rates for 2011 which enacted a 5.25% rate cut for all episodes ending on or after January 1, 2011.  Since Medicare reimbursement operates on 60-day episodes of care, all episodes started in 2010 but completed in 2011 were reimbursed at the lower 2011 rate.  Because revenue is recognized as the care is provided, the CMS rate cut reduced diluted earnings per share for the Company’s fourth quarter 2010 by approximately $0.08 per share.  The Committee determined that because this rate cut could not have been reasonably contemplated when the 2010 earnings targets were established, the Committee would exercise its discretion and award cash incentive plan awards based on the earnings as adjusted for the effects of this CMS rate cut.  The Committee thus increased the formulaic cash incentive award amounts by the following amounts:  Mr. Yarmuth - $101,000; Mr. Guenthner - $ 45,000; Mr. Lyles - $31,000; and Ms. Ralston - $13,000.   The Committee also awarded an additional cash incentive bonus of $90,000 to Ms. Liechty.  In awarding this additional bonus, the Committee noted that management had assigned additional responsibilities to Ms. Liechty following the 2010 resignation of members of one of the regional management teams, without any increase in the base pay of Ms. Liechty.  The amount of the aggregate bonus payments to Ms. Liechty and members of her team related to this transition were approximately 25% of the aggregate overhead cost reduction produced by the resignations.

Risk Management and Compensation

The Compensation Committee believes that the Company’s compensation policies and practices are an integral part of the Board’s risk management. The Committee considers various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•                  Appropriate pay philosophy, peer group and other market comparability data and market positioning to align with and support business objectives;

•                  Effective balance in:

•                  Cash and equity pay mix, including the use of restricted stock and stock options, used to focus employees on mitigating downside risk while generating long-term gains;

•                  Short- and longer-term performance focus, including caps on annual cash incentive awards; and,

•                  Management and Board discretion to manage pay appropriately; and,

•                  Compensation Committee oversight of our compensation policies and practices.

Equity-Based Compensation

Although no equity-based awards were made to the Named Executive Officers from 2002 to 2006, the Committee granted equity-based awards in 2007, 2008 and 2009 and plans to use equity-based compensation as a key component of its overall executive compensation strategy in the future. Although no grants were made in 2010, the Committee made grants in December

2009 for 2010. Such awards provide a direct and long-term link between the results achieved for the Company’s stockholders and the total direct compensation provided to the Named Executive Officers. Stock-based compensation is designed to retain the Named Executive Officers through time-based vesting conditions and to motivate them to enhance the value of the Common Stock by aligning the financial interests of the Named Executive Officers with those of the Company’s stockholders. Equity-based compensation also provides an effective incentive for management to create stockholder value over several years since the full benefit of this element of compensation is primarily realized as a result of the appreciation in the price of the Common Stock.

The Company does not currently have a security ownership policy for its Named Executive Officers or its directors. The Committee generally does not take into consideration equity awards granted in previous years when evaluating awards for the current year.

The Committee does not grant options with an exercise price that is less than the closing price of the Common Stock on the NASDAQ Global Select Market on the grant date (fair market value) and it does not grant stock options that are priced on a date other than the grant date.

The amount of equity awarded to the Named Executive Officers is based upon a number of factors. First, the Committee considers an overall assessment of the Company’s performance and the equity granting practices of other companies in the healthcare industry and its peer group. In addition, the Committee considered information prepared by Mercer with respect to the equity awards and considers the relative costs. In making equity awards in December 2009 for 2010 (“2010 Equity Awards”), the Committee considered Mercer’s recommendation to frame the awards by creating a “target value” of the award by multiplying a market based percentage for equity compensation times the executive’s annual base salary. (The 2010 Equity Awards were based on the following percentage targets:   Mr. Yarmuth - 95%; Mr. Guenthner - 55%; Mr. Lyles — 50%; Ms. Liechty — 40%; and Ms. Ralston - 35%, as adjusted by the Committee.) The Committee then considered the overall performance of the Named Executive Officers and their actual and potential contribution to the Company’s growth and long-term performance in determining individual awards. The Chief Executive Officer also provided an assessment of the overall level of performance for the other Named Executive Officers. The assessment of actual and potential contribution is based upon the Committee’s subjective evaluation of each Named Executive Officer. Based on these assessments, the Committee determined the actual award for each of the Named Executive Officers.

For awards in February 2009, the Committee chose to target approximately one-half of the value of the equity award as stock options, with the other half of the value as restricted shares.  Following discussion with Mercer and consistent with the uncertainties surrounding health care reform and Medicare reimbursement in December 2009, the Committee chose to target approximately 40% of the value of the equity award as stock options, with the remaining portion as restricted stock.  The number of options and restricted shares was then rounded to the nearest hundred share number.  The Committee believed that this percentage composition would better guard against the loss of the incentive value of options if the reimbursement environment turned particularly negative in the long-term, thus resulting in underwater options.  Similarly, in a particularly negative environment, the Committee believed that restricted stock would have an enhanced retention value to maintain the continuity of the Company’s management team as it responds to reimbursement changes.  For valuation purposes, the Committee valued the option shares using the Monte Carlo option valuation model; the restricted shares were valued at the fair market value as reflected on the NASDAQ Global Select Market.  All options awarded in 2009 will vest in four equal annual installments beginning on the first anniversary of the date of grant; all restricted shares vest in full on the third anniversary of the date of grant.

Section 401(k) Plan and Other Perquisites and Benefits

The Company maintains a Section 401(k) plan (the “401(k) Plan”) that is a tax-qualified defined contribution retirement savings plan under which all eligible employees may contribute up to the limit prescribed by the IRS, on a pre-tax basis. The Named Executive Officers are eligible to contribute on a pre-tax basis at a discretionary level, which varies annually based upon results of the Plan’s prior year non-discrimination testing. After one year of service, the Company matches 25% of the first 5% of pay that a participant contributes to the 401(k) Plan and may also provide additional profit sharing contributions based upon the Company’s achievement of financial goals established by the Committee. All employee contributions to the 401(k) Plan are fully vested upon contribution and the Company’s matching contribution vests in full immediately once the employee has three years of service. Contributions to the 401(k) Plan by the Named Executive Officers are usually limited by IRS rules.

Employment and Other Agreements

The Company has a year-to-year employment agreement with William B. Yarmuth, its Chairman of the Board, President and Chief Executive Officer.  The parties entered into the agreement effective January 1, 1996.  The agreement includes a covenant not to compete for a period of two years following Mr. Yarmuth’s termination as an employee of the Company.  With respect to Mr. Yarmuth’s employment agreement, he and the Company entered into an amendment to ensure that the Employment Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations promulgated thereunder.  As described elsewhere herein, the agreement also provides for payments to be made to Mr. Yarmuth under certain circumstances upon his termination of employment.

The Company has no other employment agreements.

Executive Compensation Tax Deductibility

Section 162(m) of the Code generally provides that the compensation paid by publicly held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1,000,000 per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted Common Stock. Although the Company currently attempts to structure all incentive compensation to be deductible for federal income tax purposes, the Company’s primary policy is to maximize the effectiveness of the Company’s executive compensation program. In that regard, the Committee intends to remain flexible to take actions which are deemed to be in the best interests of the Company and its stockholders. Such actions have not always qualified for tax deductibility under the Code and may not do so in the future.

Beginning on January 1, 2006, the Company began accounting for equity-based incentive compensation in accordance with the requirements of ASC Topic 718, Compensation - Stock Compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board is composed entirely of independent directors satisfying the requirements of the NASDAQ Global Select Market listing standards.  The Committee is composed of Messrs. Jonathan D. Goldberg (Chair), Henry M Altman, Jr., Steven B. Bing, Donald G. McClinton, W. Earl Reed, III, and Tyree G. Wilburn.  The Compensation Committee is responsible for establishing and administering the policies and programs that govern both annual cash compensation and stock-based incentive compensation plans for the executive officers of the Company.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management.  Based upon the foregoing review and discussion with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

All members of the Compensation Committee of the Company listed below submit the foregoing report.

COMPENSATION COMMITTEE:	Jonathan D. Goldberg, Chair
Henry M. Altman, Jr.
Steven B. Bing
Donald G. McClinton
W. Earl Reed, III
Tyree G. Wilburn

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of four directors, all of whom meet the current NASDAQ Global Select Market Rules test for independence.  The Committee acts under a written charter adopted by the Board.  The Audit Committee has prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2010 (the “Audited Financial Statements”).

•                  The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management;

•                  The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors for fiscal 2010, the matters required to be discussed by Statements on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380);

•                  The Audit Committee received from the independent auditors the written disclosures regarding auditor independence and the letter required by applicable requirements of the Public Company Accounting Oversight Board, discussed with Ernst & Young LLP its independence from the Company and its management, and considered whether Ernst & Young LLP’s provision of non-audit services to the Company was compatible with the auditor’s independence; and

•                  Based on the review and discussion referred to above, and in reliance thereon, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the U.S. Securities and Exchange Commission.

All members of the Audit Committee concur in this report.

AUDIT COMMITTEE:	W. Earl Reed, III, Chair
Jonathan D. Goldberg
Tyree G. Wilburn
Henry M. Altman, Jr.

Fees Paid to the Independent Auditors

Audit Fees

Ernst & Young LLP charged to the Company an aggregate amount of $480,000 and $498,000 for professional services rendered for fiscal year 2010 and fiscal year 2009, respectively, for the audit of the Company’s annual financial statements, the reviews of the Company’s financial statements included in the Company’s reports on Form 10-Q, the review of internal control over financial reporting and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

Ernst & Young LLP charged to the Company an aggregate amount of $18,000 and $80,000 for assurance and related services rendered for fiscal year 2010 and fiscal year 2009, respectively.  Both 2010 and 2009 include fees related to the audit of the Company’s 401(k) employee benefit plan.  Fees for 2009 also include SEC registration work and due diligence on potential acquisitions.

Tax Fees

Ernst & Young LLP charged to the Company an aggregate amount of $90,000 and $160,000 for professional services rendered for fiscal year 2010 and fiscal year 2009, respectively, for tax compliance, tax advice, tax planning and for 2009 only, tax due diligence.

All Other Fees

There were no other services or fees provided by Ernst & Young LLP in 2010 and 2009.

Pre-Approval Policies and Procedures

During fiscal year 2010, the Audit Committee approved all audit, audit-related and non-audit services provided to the Company by Ernst & Young LLP before management engaged the auditor for those purposes.  The Audit Committee’s current practice is to consider for pre-approval all audit, audit-related, tax and non-audit services proposed to be provided by our independent auditors for the fiscal year.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, stockholders may present proposals to be included in the Company proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner.  Any such proposal must comply with Rule 14a-8.

The Company’s by-laws, copies of which are available from the Company’s Secretary, require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to the President or Secretary of the Company not less than thirty days before the annual meeting.  This notice must include a brief description of the business desired to be brought before the annual meeting, the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known to support such business, the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder’s notice and by any other stockholders known by such stockholder to support such business on the date of such notice and any material interest the stockholder has in such business.  Similar requirements are set forth in the Company’s by-laws with respect to stockholders desiring to nominate candidates for election as director.  See “Policy Regarding Consideration of Candidates for Director” in this proxy statement for more information.  If a stockholder submitting a matter to be raised at the Company’s next annual meeting desires that such matter be included in the Company’s proxy statement, such matter must be submitted to the Company no later than December 9, 2011.

SEC rules set forth standards for what stockholder proposals the Company is required to include in a proxy statement for an annual meeting.

STOCKHOLDERS’ COMMUNICATIONS WITH THE BOARD

Stockholders that want to communicate in writing with the Board, or specified directors individually, may send proposed communications to the Company’s Secretary, C. Steven Guenthner, Almost Family, Inc., 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223.  The proposed communication will be reviewed by the Audit Committee and legal counsel.  If the communication is appropriate and serves to advance or improve the Company or its performance, contains no objectionable material or language, is not unreasonable in length, is directly applicable to the business of the Company, it is expected that the communication will receive favorable consideration for presentation to the Board or appropriate director(s).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of stock ownership and reports of changes in stock ownership and to provide the Company with copies of all such filed forms.  Section 16(a) of the Securities Exchange Act of 1934 provides that any profit realized by an insider form any purchase and sale, or sale and  purchase, of the Company’s equity securities within less than six months must be disgorged to the Company.  Based solely on its review of such copies or written representations from reporting persons, the Company believes that all Section 16(a) reports were filed on a timely basis during fiscal 2010.

FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on February 28, 2011, accompanies this proxy statement.  The Company’s Annual Report does not form any part of the material for solicitation of proxies.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are available free of charge on our website at www.almostfamily.com as filed with or furnished to the Securities and Exchange Commission.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the Annual Meeting other than those set forth herein and routine matters incident to the conduct of the meeting.  If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

By Order of the Board of Directors

C. Steven Guenthner
Secretary

Louisville, Kentucky

April 7, 2011

YOUR VOTE IS IMPORTANT! Annual Meeting Materials are available on-line at: http://www.almostfamily.com/stockholdermeeting.php You can vote in one of three ways: 1. Call toll free 1-866-593-3355 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/afam and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS REVOCABLE PROXY ALMOST FAMILY, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 9, 2011 8:30 a.m. Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a stockholder of ALMOST FAMILY, INC., a Delaware corporation (the “Company”), hereby appoints WILLIAM B.YARMUTH and C. STEVEN GUENTHNER, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting on Monday, May 9, 2011, at 8:30 a.m. local time, and at any adjournment thereof. The undersigned hereby instructs said proxies or their substitutes: PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE ALMOST FAMILY, INC. — ANNUAL MEETING, MAY 9, 2011 4891

PLEASE MARK VOTES AS IN THIS EXAMPLE X Date Sign above Please be sure to date and sign this proxy card in the box below. IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW REVOCABLE PROXY ALMOST FAMILY, INC. Annual Meeting of Stockholders MAY 9, 2011 Co-holder (if any) sign above With- For All For hold Except 2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as independent auditors for the Company. 3. PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS. 4. FREQUENCY OF STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION. 5. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the Annual Meeting. This proxy, when properly executed, will be voted in accordance with any directions hereinbefore given. UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR ELECTION OF THE INDIVIDUALS NOMINATED AS DIRECTORS, FOR PROPOSALS 2 AND 3 AND FOR A FREQUENCY OF 2 YEARS FOR THE STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION. MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE, FOR PROPOSALS 2 AND 3 AND FOR A FREQUENCY OF 2 YEARS FOR THE STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION. Mark here if you plan to attend the meeting Please sign exactly as name appears on label. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. For Against Abstain 1. ELECTION OF DIRECTORS: (except as marked to the contrary below): (01) William B. Yarmuth, (02) Steven B. Bing, (03) Donald G. McClinton, (04) Tyree G. Wilburn, (05) Jonathan D. Goldberg, (06) W. Earl Reed III, and (07) Henry M. Altman, Jr. One Two Three Year Years Years Abstain Your vote is important! PROXY VOTING INSTRUCTIONS Stockholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 9, 2011. It is not necessary to return this proxy if you vote by telephone or Internet. FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 9, 2011: 1-866-593-3355 Vote by Internet anytime prior to 3 a.m., May 9, 2011 go to https://www.proxyvotenow.com/afam INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. ON-LINE ANNUAL MEETING MATERIALS: http://www.almostfamily.com/stockholdermeeting.php